Kurt D. Saliger, C.P.A.
Certified Public Accountant
1601 South Rainbow Boulevard
Suite 220B
Las Vegas, Nevada 89146
Phone: (702) 367-1988
Fax: (702) 948-8674

October 11, 2001

To Whom It May Concern:

The firm of Kurt D. Saliger, C.P.A., Certified Public Accountant consents to the inclusion of their report of July 31, 2001, on the Financial Statements of Gas and Oil Technologies, Inc. as of June 30, 2001 in any filing that are necessary or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Kurt D. Saliger
Kurt D. Saliger
Certified Public Accountant